Exhibit 99.1

Solta Medical Reports Third Quarter Results

Product Revenue Up 14% from Prior Year

Sales of New Systems and Upgrades Up 19%

Eighth Consecutive Quarter of Non-GAAP Operating Income

Second Generation LipoSonix® System Receives CE Mark, Worldwide Launch

Planned for Q1 2012

HAYWARD, Calif., November 1, 2011 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today reported product revenue grew year-over-year by 14% for the third quarter ended September 30, 2011. Sales of new systems and upgrades rose year-over-year by $1.8 million, or 19%, to $11.1 million. Revenue from treatment tips and other consumables of $14.9 million grew $1.4 million, or 11%, as compared to the third quarter of 2010, and accounted for 54% of total revenue. Total revenue for the quarter of $27.4 million increased $2.6 million, or 10%, compared to the same period last year reflecting a year-over-year decline in research funding revenue of approximately $1.0 million.

GAAP net loss for the quarter was $1.1 million, or $0.02 per share, as compared to a GAAP net loss of $1.4 million, or $0.02 per share, for the third quarter of 2010. Non-GAAP net income for the quarter was $1.5 million, or $0.02 per diluted share, as compared to non-GAAP net income of $0.5 million, or $0.01 per diluted share, for the same period last year.

Solta Medical’s GAAP results for the third quarter include amortization and other acquisition related charges of $1.8 million, including transaction costs associated with the acquisition of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.), and non-cash stock based compensation charges of $0.8 million. The Company provides non-GAAP financial measures that exclude these charges and expenses. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

“Worldwide product revenue from systems and consumables grew year-over-year by 14% as we generated solid growth in North America, Asia, and Europe,” said Stephen J. Fanning, Chairman, President, & CEO. “The third quarter marked our eighth consecutive quarter of positive non-GAAP operating income. In addition, we demonstrated our ability to leverage our operating infrastructure, as our revenue growth of $2.6 million produced incremental non-GAAP operating income of $1.8 million.”

“In the third quarter, our innovative Clear + Brilliant skin rejuvenation platform continued to gain significant traction with physicians and aesthetic practitioners worldwide,” continued Mr. Fanning. “Based on system placements in a given quarter, we sold more Clear + Brilliant devices than any other product in the past three years.”

The Company also announced that the second generation LipoSonix system has received CE Mark certification in addition to the previously announced FDA clearance of the product. Initiation of commercial launch activities for the major markets of U.S., Europe, and Asia are underway.

“With the acquisition of Medicis Technologies Corporation completed today, we look forward to entering the fast growing non-invasive fat reduction market with the second generation LipoSonix system. We expect to place a number of the LipoSonix systems with key opinion leaders in December and plan for a worldwide roll-out in the first quarter of 2012,” concluded Mr. Fanning.

Financial Outlook

An update to the Company’s financial outlook for 2011 is as follows:

•

The company currently expects revenue for the fourth quarter of 2011 to grow to $32 million to $34 million. Revenue for the full year 2011 is expected to be in the range of $115 million to $117 million. Revenue derived from the sale of LipoSonix products in the fourth quarter of 2011 is anticipated to be negligible as the Company ramps up production of the second generation LipoSonix system.

•

The outlook for non-GAAP gross margin in the range of 66% to 68% for the full year 2011 remains unchanged from the Company’s previously issued outlook. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments. Non-GAAP gross margin for the nine months ended September 30, 2011 was approximately 69%.

•

The outlook for positive non-GAAP EBITDA for every quarter and for the full-year 2011 remains unchanged from the Company’s previously issued outlook. Non-GAAP EBITDA for the fourth quarter is expected to be slightly better than breakeven due to operating costs of the LipoSonix facility in Bothell, Washington prior to commercialization of the second generation LipoSonix system in the first quarter of 2012. Non-GAAP EBITDA excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments related to the acquisition of LipoSonix. The company has generated positive non-GAAP EBITDA in each quarter of 2011. Non-GAAP EBITDA for the nine months ended September 30, 2011 was $6.2 million.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will also host a conference call and webcast today, Tuesday, November 1, 2011, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-0843 for domestic participants and 480-629-9819 for international participants.

To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s four premier brands: Thermage®, Fraxel®, LipoSonix®, Isolaz®, and CLARO®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. LipoSonix system uses advanced high–intensity focused ultrasound (HIFU) technology to permanently destroy targeted fat just beneath the skin in the treatment areas of the abdomen and flanks as a noninvasive, nonsurgical approach to aesthetic waist circumference reduction. Isolaz is the first laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the first FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Since 2002, over one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for 2011 and our intent to introduce the second generation LipoSonix system. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products, including the LipoSonix system, does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-K for the year ended December 31, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-568-4887

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenue	$27,411	$24,851	$82,816	$80,866
Cost of revenue	9,519	9,110	28,300	29,610

Gross margin	17,892	15,741	54,516	51,256

Operating expenses:
Sales and marketing	10,784	10,170	34,517	31,487
Research and development	3,665	4,135	10,878	12,530
General and administrative	4,275	3,290	11,125	11,002
Legal settlement gain	—	—	—	(2,213)

Total operating expenses	18,724	17,595	56,520	52,806

Loss from operations	(832)	(1,854)	(2,004)	(1,550)
Interest income	19	27	52	45
Interest expense	(16)	(38)	(90)	(156)
Other income and expense, net	(306)	451	(188)	134

Loss before income taxes	(1,135)	(1,414)	(2,230)	(1,527)
Provision for income taxes	10	(8)	146	303

Net loss	$(1,145)	$(1,406)	$(2,376)	$(1,830)

Net loss per share — basic and diluted	$(0.02)	$(0.02)	$(0.04)	$(0.03)

Weighted average shares outstanding used in calculating net loss per share:
Basic and diluted	60,785,015	59,519,116	60,443,429	58,663,816

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET

INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP Gross margin	$17,892	$15,741	$54,516	$51,256

GAAP gross margin as % of sales	65%	63%	66%	63%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$17,892	$15,741	$54,516	$51,256
Amortization and other non-cash acquisition related charges	844	940	2,533	2,942
Stock-based compensation	105	66	269	208

Non-GAAP gross margin	$18,841	$16,747	$57,318	$54,406

Non-GAAP gross margin as % of sales	69%	67%	69%	67%

GAAP loss from operations	($832)	($1,854)	($2,004)	($1,550)
Non-GAAP adjustments to net loss from operations:
Amortization and other non-cash acquisition related charges	734	1,291	2,452	3,942
Severance expenses	—	—	—	55
Acquisition-related expenses	1,115	15	1,235	978
Stock-based compensation	800	603	2,281	1,923

Non-GAAP income from operations	$1,817	$55	$3,964	$5,348
Depreciation expenses	733	747	2,278	2,145

Non-GAAP EBITDA	$2,550	$802	$6,242	$7,493

GAAP net loss	($1,145)	($1,406)	($2,376)	($1,830)
Non-GAAP adjustments to net loss:
Amortization and other non-cash acquisition related charges	734	1,291	2,452	3,942
Severance expenses	—	—	—	55
Acquisition-related expenses	1,115	15	1,235	978
Stock-based compensation	800	603	2,281	1,923

Non-GAAP net income	$1,504	$503	$3,592	$5,068

GAAP basic net loss per share	($0.02)	($0.02)	($0.04)	($0.03)
Non-GAAP adjustments to basic loss per share:
Amortization and other non-cash acquisition related charges	$0.01	$0.02	$0.04	$0.07
Severance expenses	$0.00	$0.00	$0.00	$0.00
Acquisition-related expenses	$0.02	$0.00	$0.02	$0.02
Stock-based compensation	$0.01	$0.01	$0.04	$0.03

Non-GAAP basic net income per share	$0.02	$0.01	$0.06	$0.09

Non-GAAP diluted net income per share	$0.02	$0.01	$0.06	$0.08

GAAP weighted average shares outstanding used in calculating basic net loss per share	60,785,015	59,519,116	60,443,429	58,663,816

GAAP weighted average shares outstanding used in calculating diluted net loss per share	60,785,015	59,519,116	60,443,429	58,663,816
Adjustments for dilutive potential common stock	2,389,684	1,701,112	3,669,537	1,926,538

Weighted average shares outstanding used in calculating non-GAAP diluted net income per share	63,174,699	61,220,228	64,112,966	60,590,354

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$33,164	$36,898
Accounts receivable	14,985	12,426
Inventories	15,061	10,549
Prepaid expenses and other current assets	8,929	5,906

Total current assets	72,139	65,779
Property and equipment, net	5,030	6,227
Purchased intangible assets, net	33,504	36,809
Goodwill	49,481	49,481
Other assets	587	249

Total assets	$160,741	$158,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,632	$6,358
Accrued liabilities	13,346	12,030
Current portion of deferred revenue	4,879	3,428
Short-term borrowings	8,489	9,528
Customer deposits	566	441

Total current liabilities	32,912	31,785
Deferred revenue, net of current portion	806	969
Term loan, net of current portion	—	98
Non-current tax liabilities	3,418	3,372
Other liabilities	117	177

Total liabilities	37,253	36,401

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized 60,815,179, and 59,728,410 shares issued and outstanding at September 30, 2011 and December 31, 2010	61	60
Additional paid-in capital	196,917	193,198
Accumulated deficit	(73,490)	(71,114)

Total stockholders’ equity	123,488	122,144

Total liabilities and stockholders’ equity	$160,741	$158,545